Exhibit 5.1

KPMG LLP

600 de Maisonneuve Blvd West

Suite 1500, Tour KPMG

Montréal (Québec) H3A 0A3

Tel. 514-840-2100

Fax. 514-840-2187

www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Neptune Wellness Solutions Inc.

We consent to the use of our reports each dated June 5, 2018, with respect to the consolidated financial statements of Neptune Technologies & Bioressources Inc. (currently known as Neptune Wellness Solutions Inc.) which comprise the consolidated statements of financial position as at March 31, 2018 and March 31, 2017, the consolidated statements of earnings and comprehensive income, changes in equity and cash flows for the year ended March 31, 2018 and the thirteen-month period ended March 31, 2017, and the related notes, comprising a summary of significant accounting policies and other explanatory information (collectively the “consolidated financial statements”) and the effectiveness of internal control over financial reporting, incorporated by reference in the registration statement on Form F- 10 of Neptune Wellness Solutions Inc., and to the reference to our firm under the heading “Auditors” in the prospectus, which is part of this registration statement.

/s/ KPMG LLP*

February 13, 2019

Montreal, Canada

*	CPA auditor, CA, public accountancy permit No. A120841

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP